Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS FIRST QUARTER 2025 RESULTS
Strong start to the year affirms expectations for record MPC and Operating Assets performance in 2025

THE WOODLANDS, Texas, May 7, 2025 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” “Howard Hughes,” or “we”) today announced operating results for the first quarter ended March 31, 2025. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

First Quarter 2025 Highlights:

–Net income from continuing operations per diluted share of $0.21 compared to a loss of $(0.42) in the prior-year period
–Adjusted Operating Cash Flow of $63 million or $1.27 per diluted share
–Full-year 2025 guidance is unchanged in each segment with mid-point adjusted operating cash flow of $350 million or $7.00 per diluted share
–Total Operating Assets Net Operating Income (NOI) achieves a new quarterly record of $72 million, increasing 9% year-over-year led by improved performance in office and multifamily
–Master Planned Community (MPC) EBT of $63 million increases sequentially and year-over-year, driven by the sale of 70 residential acres at an average price of $991,000 per acre
–Contracted to sell 27 condo units in Ward Village® for a total value of $51 million, bringing the backlog of future condo revenues to $2.7 billion
–Subsequent to quarter end, Pershing Square Holdco, L.P. and its wholly owned subsidiary, Pershing Square Capital Management, L.P. (collectively, “Pershing Square”) purchased $900 million of newly issued HHH stock at $100 per share, providing capital to fund future acquisitions of high growth, public and private companies and transforming HHH into a diversified holding company

“We began 2025 on a strong note, reporting impressive results which place us firmly on track to achieve our 2025 full-year guidance,” commented David R. O’Reilly, Chief Executive Officer of Howard Hughes. “During the quarter, we experienced 9% year-over-year NOI growth in Operating Assets, solid residential land sales in our MPCs, and meaningful condo pre-sales, paving the way for what we anticipate will be another record year at Howard Hughes. Overall, we maintain our full-year guidance for Adjusted Operating Cash Flow—our new performance metric which provides enhanced visibility into the key drivers of our cash flow generation and self-funding business model—of approximately $350 million.

“In our Operating Assets segment, our exceptional leasing activity in office and multifamily during recent periods continued to produce positive results, contributing to record quarterly NOI of $72 million. We also experienced continued success with ongoing tenant upgrades in Downtown Summerlin as this property celebrates it’s 10-year anniversary. During the quarter, we signed new leases with Garage, Alo, Pop Mart, and BYLT Basics, providing additional pathways for long-term growth and enhanced vibrancy at this world-class retail destination.

“In our MPC segment, the strong momentum we experienced throughout 2024 continued with the sale of 70 residential acres at an average price just under $1 million per acre, leading our sequential and year-over-year EBT growth. Although the national housing market softened in the quarter, our MPCs experienced solid demand for new homes with increased sales compared to the prior two quarters. As a result, homebuilder demand for our land remains at elevated levels, providing increased confidence in our full-year MPC EBT guidance target of approximately $375 million.

“Since the end of the year, we closed on several important financing deals—including a $200 million upsize to Floreo’s credit facility in TeravalisTM, a new construction loan for a build-to-suit medical office building in Bridgeland®, and a key extension for an Operating Assets loan nearing maturity. These transactions—which are a testament to the quality of the Howard Hughes portfolio—further strengthen our balance sheet, provide liquidity for future growth, and significantly reduce our 2025 maturities. We also recently closed on another significant sale of Municipal Utility District (MUD) receivables in Bridgeland, generating proceeds of approximately $180 million. This transaction, which is the largest MUD sale executed to date, was accomplished in a challenging municipal bond market, with elevated redemptions, interest rate volatility, and macro homebuilding concerns. We intend to use the proceeds to further pay down Bridgeland’s line of credit, providing enhanced liquidity and additional optionality for the future.

“Finally, earlier this week, we announced our agreement with Pershing Square to invest $900 million of capital into the Company through the cash purchase of nine million newly issued shares of HHH stock at $100 per share, or a premium of 48% to last week’s closing price. This capital—which will be used to acquire high-quality public and private companies with strong growth and attractive returns on equity—will transform Howard Hughes into a uniquely diversified holding company, led by Bill Ackman as Executive Chairman. With our world-class portfolio of master planned communities as the foundation of HHH, and Pershing Square’s investment expertise and strong track record of success, we anticipate significant growth opportunities and long-term value creation for our shareholders in the years ahead.”

Information provided in this press release does not take into account the anticipated changes in our business as a result of the shift in our strategic direction.

Financial Highlights

Total Company
–Net income from continuing operations was $10.8 million, or $0.21 per diluted share in the quarter, compared to a loss of $21.0 million, or $(0.42) per diluted share in the prior-year period.
–The year-over-year increase was primarily related to increased Operating Assets NOI and higher MPC land sales.
–The Company continued to maintain a strong liquidity position with $493.7 million of cash and cash equivalents, $1.0 billion of undrawn lender commitments available to be drawn for property development, and limited near-term debt maturities. With the sale of additional Bridgeland MUD receivables subsequent to quarter end, liquidity has been further enhanced by approximately $180 million dollars.
–In early May, the Company announced the purchase of 9,000,000 new shares of HHH stock by Pershing Square at a price of $100 per share, or a 48% premium to the closing stock price on May 2, 2025. This capital infusion, which brings Pershing Square’s ownership in HHH to 46.9%, will be used to acquire high-quality, public and private companies and transform the Company into a diversified holding company.

Operating Assets
–Total Operating Assets NOI, including the contribution from unconsolidated ventures, totaled $71.6 million in the quarter, representing a new segment record and a $6.0 million or 9% improvement compared to $65.6 million in the prior-year period.
–Office NOI of $32.9 million increased 8% year-over-year primarily due to strong leasing activity and abatement expirations at various properties in The Woodlands® and Summerlin®—most notably at 9950 Woodloch Forest and 1700 Pavilion—partially offset by decreases related to lower occupancy at certain properties in Downtown Columbia® and The Woodlands. During the quarter, HHH executed new or expanded office leases totaling 114,000 square feet, and the stabilized office portfolio was 88% leased.
–Multifamily NOI of $15.8 million increased 14% compared to the first quarter of 2024 due to strong lease-up at Tanager Echo in Summerlin, Marlow in Downtown Columbia, and Wingspan in Bridgeland. At quarter end, the stabilized multifamily portfolio was 96% leased.
–HHH’s share of NOI from unconsolidated ventures of $7.5 million increased $2.3 million compared to the prior-year period primarily due to higher annual cash distributions from the Summerlin Hospital.

MPC
–MPC EBT, which totaled $63.3 million in the first quarter, increased 161% compared to $24.3 million in the prior-year period. Land sales are expected to materially increase during the remainder of 2025, resulting in a strong EBT outlook of $375 million at the mid-point for the full year.

–Land sales increased $39.2 million year-over-year, primarily due to the sale of two superpads totaling 29 acres in Summerlin and increased lot sales in Bridgeland and The Woodlands Hills®. During the quarter, 70 residential acres were sold compared to 31 acres in the prior-year period.
–The average price per acre of residential land sold was approximately $991,000 during the first quarter, representing a 65% year-over-year increase which was primarily driven by the timing of two superpad sales in Summerlin at an average price per acre of $1.5 million which were not present in the prior-year period.
–In Teravalis, 11 acres of residential land in Floreo were sold at an average price per acre of $793,000.
–HHH’s share of equity earnings from unconsolidated ventures increased $11.3 million primarily due to prior year changes in the Summit joint venture’s development model.
–New homes sold in HHH’s communities totaled 543 units, representing a 6% sequential increase. Compared to the prior-year period, which saw outsized results and represented a three-year high, new home sales declined by 17%.

Strategic Developments
–Contracted to sell 27 condominium units in Hawai‘i and Texas representing $51.0 million of future revenue, including 26 units at The Launiu, making this development project 64% pre-sold at quarter end.
–Total pre-sales at HHH’s condominium projects under construction were unchanged in the first quarter, with Ulana 100% pre-sold, The Park Ward Village 97% pre-sold, Kalae 93% pre-sold, and The Ritz-Carlton Residences, The Woodlands 70% pre-sold.
–In January, the Governor of Hawai’i approved amendments to the HCDA Mauka Area Rules to include updated guidelines for smart growth in areas including Ward Village. The Company estimates this amendment will increase its potential residential entitlements in Ward Village to between 2.5 to 3.5 million gross square feet, which could be used for the development of additional condominium towers in future years.

Financing Activity
–Closed on an upsize and extension of the non-consolidated credit facility for the Floreo joint venture in Teravalis. The loan’s capacity increased from $165.0 million to $365.0 million, and the maturity was extended by two years to December 2029.
–Subsequent to quarter end, the Company closed on a $19.5 million construction loan for a new build-to-suit medical office building in Bridgeland for Memorial Hermann. The 50-month loan bears interest at SOFR + 2.9%. Construction on this project is expected to begin in the second quarter.
–Subsequent to quarter end, the Company extended the Marlow construction loan to April 2027. The loan extension will bear interest at SOFR + 1.85% compared to the previous spread of 3.05%.
–Subsequent to quarter end, the Company sold the reimbursement rights for additional existing and future MUD receivables in Bridgeland for total cash consideration of approximately $180 million.

Full Year 2025 Guidance

The Company’s guidance relates solely to its existing real estate development and Master Planned Communities business and does not reflect the expected shifts in strategy following the recently announced transaction with Pershing Square. To the extent such shifts result in changes to guidance, the Company expects to provide revised information once it is developed.

–MPC EBT is projected to be strong in 2025 and aided by solid demand for new homes, continued tight supply of existing homes on the market, and low inventories of vacant developed lots in our MPCs. As a result, HHH anticipates continued strong homebuilder demand for residential land throughout 2025. Residential land sales are expected to occur throughout the year, but the second and third quarters will likely see a higher concentration of superpad sales in Summerlin. Overall, 2025 MPC EBT is expected to be up 5% to 10% year-over-year with a mid-point of approximately $375 million.

–Operating Assets NOI, including the contribution from unconsolidated ventures, is projected to benefit from continued growth in multifamily driven by increased occupancy at new multifamily developments. Office is also expected to improve year-over-year due to strong leasing momentum and expiring rent abatements across the portfolio. This improvement will likely be partially offset by lower occupancy at various office properties in Downtown Columbia, some tenant turnover in The Woodlands, and initial operating losses from our newest developments. Retail is expected to see a modest reduction in NOI during 2025, primarily due to non-recurring collections of tenant reserves in Ward Village during 2024 and the impact of some turnover resulting from tenant upgrades in Downtown Summerlin as this property reaches its 10-year anniversary. Overall, 2025 Operating Assets NOI is expected to be flat to up 4% year-over-year with a mid-point of approximately $262 million.
–Condo sales revenues are projected to be approximately $375 million in 2025, driven entirely by the closing of units at Ulana—a 696-unit development in Ward Village which is 100% pre-sold and expected to be completed in the fourth quarter. Because Ulana is a workforce housing tower, the Company does not expect to recognize any gross profit from the project. The Park Ward Village—HHH’s next condo tower which comprises 545 market rate units—is already 97% pre-sold and expected to contribute meaningful revenues and gross profit in 2026.
–Cash G&A is projected to range between $76 million and $86 million in 2025—or a mid-point of $81 million—excluding both approximately $9 million of anticipated non-cash stock compensation as well as all non-recurring charges including those in connection with Pershing Square’s recent purchase of HHH stock.
–Overall, Adjusted Operating Cash Flow is projected to range between $325 million and $375 million in 2025 with a mid-point of approximately $350 million or $7.00 per share.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its first quarter 2025 earnings conference call on Thursday, May 8, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration webpage. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended March 31,
$ in thousands	2025	2024	$ Change	% Change
Operating Assets NOI (1)
Office	$32,903	$30,598	$2,305	8%
Retail	13,810	14,153	(343)	(2)%
Multifamily	15,763	13,777	1,986	14%
Other	1,542	1,466	76	5%
Dispositions (a)	—	359	(359)	(100)%
Operating Assets NOI	64,018	60,353	3,665	6%
Company's share of NOI from unconsolidated ventures	7,548	5,222	2,326	45%
Total Operating Assets NOI	$71,566	$65,575	$5,991	9%

Projected stabilized NOI Operating Assets ($ in millions)	$353.3	$348.7	$4.6	1%

MPC
Acres Sold - Residential	70	31	39	126%
Acres Sold - Commercial	—	4	(4)	(100)%
Price Per Acre - Residential	$991	$600	$391	65%
Price Per Acre - Commercial	$—	$801	$(801)	(100)%
MPC EBT	$63,264	$24,251	$39,013	161%

Strategic Developments
Condominium rights and unit sales	$342	$23	$319	NM
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.®

Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. through its wholly owned subsidiary, The Howard Hughes Corporation (HHC). Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. HHC’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, HHC is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Forward-looking statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) our ability to realize the anticipated benefits of the transactions with Pershing Square and our new strategy; (ii) our inability to identify and consummate transactions as part of our new strategy of becoming a diversified holding company; (iii) risks inherent in acquiring or making investments in operating companies, especially companies in industries unrelated to our existing real estate business; (iv) our ability to realize the anticipated benefits of the spinoff of Seaport Entertainment Group Inc. that we completed in 2024, as well as other effects the spinoff may have on our ongoing business; (v) macroeconomic conditions such as volatility in capital markets, unstable economic and political conditions within the U.S. and foreign jurisdictions, geopolitical conflicts, and changes in trade policies and a prolonged recession in the national economy, including any adverse business or economic conditions in the homebuilding, condominium-development, retail, and office sectors; (vi) changes in trade policies, including tariffs or duties on construction or homebuilding materials, potential retaliatory actions by other countries, and related impacts on market conditions and business activity, (vii) our inability to obtain operating and development capital for our properties, including our inability to obtain or refinance debt capital from lenders and the capital markets; (viii) interest rate volatility and inflation; (ix) the availability of debt and equity capital; (x) our ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (xi) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal and policy interventions in anticipation of our reaction to such events, including increases in interest rates; (xii) mismatch of supply and demand, including interruptions of supply lines; (xiii) extreme weather conditions or climate change, including natural disasters, that may cause property damage or interrupt business; (xiv) the impact of water and electricity shortages; (xv) contamination of our property by hazardous or toxic substances; (xvi) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xvii) losses that are not insured or exceed the applicable insurance limits; (xviii) our ability to lease new or redeveloped space; (xix) our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments; (xx) increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties; (xxi) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xxii) regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes, and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as potential defaults by purchasers on their obligations to purchase condominiums; (xxiii) fluctuations in regional and local economies, the impact of changes in interest rates on residential housing and condominium markets, local real estate conditions, tenant rental rates, and competition from competing retail properties and the internet; (xxiv) inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; (xxv) our ability to attract and retain key personnel; (xxvi) our ability to collect rent and attract tenants; (xxvii) our indebtedness, including our $750,000,000 5.375% Senior Notes due 2028, $650,000,000 4.125% Senior Notes due 2029 and $650,000,000 4.375% Senior Notes due 2031, contain restrictions that may limit our ability to operate our business; (xxviii) our directors’ involvement or interests in other businesses, including real estate activities and investments; (xxix) our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners; (xxx) our dependence on the operations and funds of our subsidiaries, including The Howard Hughes Corporation; (xxxi) catastrophic events or geopolitical conditions, such as international armed conflicts, or the occurrence of epidemics or pandemics; and (xxxii) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Contacts

Howard Hughes Holdings Inc.

Media Relations:
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations:
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended March 31,
thousands except per share amounts	2025	2024
REVENUES
Condominium rights and unit sales	$342	$23
Master Planned Communities land sales	71,642	32,415
Rental revenue	108,413	101,369
Other land, rental, and property revenues	9,644	10,111
Builder price participation	9,287	12,566
Total revenues	199,328	156,484

EXPENSES
Condominium rights and unit cost of sales	242	3,861
Master Planned Communities cost of sales	25,214	12,904
Operating costs	50,789	49,006
Rental property real estate taxes	15,299	14,205
Provision for (recovery of) doubtful accounts	(156)	(119)
General and administrative	22,436	21,712
Depreciation and amortization	45,139	44,174
Other	4,797	3,818
Total expenses	163,760	149,561

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	13,729	4,794
Other income (loss), net	(1,367)	891
Total other	12,362	5,685

Operating income (loss)	47,930	12,608

Interest income	6,118	7,930
Interest expense	(41,094)	(39,184)
Equity in earnings (losses) from unconsolidated ventures	1,320	(8,855)
Income (loss) from continuing operations before income taxes	14,274	(27,501)
Income tax expense (benefit)	3,436	(6,501)
Net income (loss) from continuing operations	10,838	(21,000)
Net income (loss) from discontinued operations, net of taxes	—	(31,467)
Net income (loss)	10,838	(52,467)
Net (income) loss attributable to noncontrolling interests	(305)	(10)
Net income (loss) attributable to common stockholders	$10,533	$(52,477)

Basic income (loss) per share — continuing operations	$0.21	$(0.42)
Diluted income (loss) per share — continuing operations	$0.21	$(0.63)

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	March 31, 2025	December 31, 2024
ASSETS
Master Planned Communities assets	$2,537,039	$2,511,662
Buildings and equipment	3,857,405	3,841,872
Less: accumulated depreciation	(982,602)	(949,533)
Land	300,579	302,446
Developments	1,535,514	1,341,029
Net investment in real estate	7,247,935	7,047,476
Investments in unconsolidated ventures	166,080	169,566
Cash and cash equivalents	493,657	596,083
Restricted cash	344,395	402,420
Accounts receivable, net	120,521	105,185
Municipal Utility District (MUD) receivables, net	503,368	463,799
Deferred expenses, net	139,451	139,350
Operating lease right-of-use assets	5,680	5,806
Other assets, net	268,292	281,551
Total assets	$9,289,379	$9,211,236

LIABILITIES
Mortgages, notes, and loans payable, net	$5,249,065	$5,127,469
Operating lease obligations	5,420	5,456
Deferred tax liabilities, net	143,818	142,100
Accounts payable and other liabilities	1,036,016	1,094,437
Total liabilities	6,434,319	6,369,462

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,904,963 issued, and 50,397,250 outstanding as of March 31, 2025, 56,610,009 shares issued, and 50,116,150 outstanding as of December 31, 2024	569	566
Additional paid-in capital	3,580,558	3,576,274
Retained earnings (accumulated deficit)	(175,460)	(185,993)
Accumulated other comprehensive income (loss)	149	1,968
Treasury stock, at cost, 6,507,713 shares as of March 31, 2025, and 6,493,859 shares as of December 31, 2024	(617,654)	(616,589)
Total stockholders' equity	2,788,162	2,776,226
Noncontrolling interests	66,898	65,548
Total equity	2,855,060	2,841,774
Total liabilities and equity	$9,289,379	$9,211,236

Segment Earnings Before Taxes (EBT)

The Company has three business segments, Operating Assets, MPC, and Strategic Developments. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments.

	Three Months Ended March 31,
thousands	2025	2024	$ Change
Operating Assets Segment EBT
Total revenues	$114,002	$107,000	$7,002
Total operating expenses	(48,817)	(46,154)	(2,663)
Segment operating income (loss)	65,185	60,846	4,339
Depreciation and amortization	(43,123)	(41,840)	(1,283)
Interest income (expense), net	(34,218)	(32,942)	(1,276)
Other income (loss), net	(196)	408	(604)
Equity in earnings (losses) from unconsolidated ventures	4,643	5,817	(1,174)
Gain (loss) on sale or disposal of real estate and other assets, net	9,979	4,794	5,185
Operating Assets segment EBT	$2,270	$(2,917)	$5,187

Master Planned Communities Segment EBT
Total revenues	$84,454	$48,875	$35,579
Total operating expenses	(38,205)	(25,049)	(13,156)
Segment operating income (loss)	46,249	23,826	22,423
Depreciation and amortization	(111)	(110)	(1)
Interest income (expense), net	16,786	15,246	1,540
Equity in earnings (losses) from unconsolidated ventures	(3,410)	(14,711)	11,301
Gain (loss) on sale or disposal of real estate and other assets, net	3,750	—	3,750
MPC segment EBT	$63,264	$24,251	$39,013

Strategic Developments Segment EBT
Total revenues	$854	$593	$261
Total operating expenses	(4,366)	(8,654)	4,288
Segment operating income (loss)	(3,512)	(8,061)	4,549
Depreciation and amortization	(1,158)	(1,419)	261
Interest income (expense), net	4,646	4,024	622
Other income (loss), net	(1,262)	3	(1,265)
Equity in earnings (losses) from unconsolidated ventures	87	39	48
Strategic Developments segment EBT	$(1,199)	$(5,414)	$4,215

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI throughout this document. Total Operating Assets NOI represents NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets is presented in the table below:

	Three Months Ended March 31,
thousands	2025	2024	$ Change
Operating Assets Segment
Total revenues	$114,002	$107,000	$7,002
Total operating expenses	(48,817)	(46,154)	(2,663)
Segment operating income (loss)	65,185	60,846	4,339
Depreciation and amortization	(43,123)	(41,840)	(1,283)
Interest income (expense), net	(34,218)	(32,942)	(1,276)
Other income (loss), net	(196)	408	(604)
Equity in earnings (losses) from unconsolidated ventures	4,643	5,817	(1,174)
Gain (loss) on sale or disposal of real estate and other assets, net	9,979	4,794	5,185
Operating Assets segment EBT	2,270	(2,917)	5,187
Add back:
Depreciation and amortization	43,123	41,840	1,283
Interest (income) expense, net	34,218	32,942	1,276
Equity in (earnings) losses from unconsolidated ventures	(4,643)	(5,817)	1,174
(Gain) loss on sale or disposal of real estate and other assets, net	(9,979)	(4,794)	(5,185)
Impact of straight-line rent	(1,160)	(847)	(313)
Other	189	(54)	243
Operating Assets NOI	64,018	60,353	3,665

Company's share of NOI from equity investments	1,943	1,980	(37)
Distributions from Summerlin Hospital investment	5,605	3,242	2,363
Company's share of NOI from unconsolidated ventures	7,548	5,222	2,326
Total Operating Assets NOI	$71,566	$65,575	$5,991

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended March 31,
thousands	2025	2024	$ Change
Same Store Office
Houston, TX	$21,668	$20,243	$1,425
Columbia, MD	5,791	6,098	(307)
Las Vegas, NV	5,648	4,258	1,390
Total Same Store Office	33,107	30,599	2,508

Same Store Retail
Houston, TX	2,814	2,625	189
Columbia, MD	1,329	1,068	261
Las Vegas, NV	6,019	5,987	32
Honolulu, HI	3,503	4,213	(710)
Total Same Store Retail	13,665	13,893	(228)

Same Store Multifamily
Houston, TX	9,735	9,405	330
Columbia, MD	3,357	2,612	745
Las Vegas, NV	2,671	1,761	910
Company's share of NOI from unconsolidated ventures	1,721	2,001	(280)
Total Same Store Multifamily	17,484	15,779	1,705

Same Store Other
Houston, TX	1,067	955	112
Columbia, MD	(48)	451	(499)
Las Vegas, NV	320	244	76
Honolulu, HI	24	81	(57)
Company's share of NOI from unconsolidated ventures	5,827	3,221	2,606
Total Same Store Other	7,190	4,952	2,238
Total Same Store NOI	71,446	65,223	6,223

Non-Same Store NOI	120	352	(232)
Total Operating Assets NOI	$71,566	$65,575	$5,991

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended March 31, 2025	Year Ended December 31, 2024
thousands
General and administrative (G&A)	$22,436	$91,752
Less: Non-cash stock compensation	(2,751)	(9,104)
Cash G&A	$19,685	$82,648

Adjusted Condo Gross Profit

Adjusted condo gross profit is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of gross profit related to condominium sales closed in each period. This measure excludes costs in Condominium rights and unit cost of sales related to the remediation of construction defects at Waiea tower and costs related to a settlement agreement reached for the reimbursement of Waiea remediation costs.

	Three Months Ended March 31, 2025	Year Ended December 31, 2024
thousands
Condominium rights and unit sales	$342	$778,616
Condominium rights and unit cost of sales	(242)	(582,574)
Less: Waiea settlement and remediation cost	—	15,091
Adjusted condo gross profit	$100	$211,133

Adjusted Operating Cash Flow Performance Measure

We define Adjusted Operating Cash Flow as the sum of the following non-GAAP performance measures: MPC EBT, Operating Asset NOI, condo gross profit, and cash G&A expense—all of which we have been using to measure our performance and providing guidance on for several years—as well as net interest expense (adjusted for interest income already included in MPC EBT). We believe Adjusted Operating Cash Flow provides investors a straightforward measure to model the Company’s overall financial performance against guidance. Also, by focusing on the core business metrics of each segment, Adjusted Operating Cash Flow offers a straightforward reflection of our operational and cash generation capabilities while highlighting the key drivers of future growth.

thousands	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Total Operating Assets NOI	$71,566	$257,007
MPC EBT	63,264	349,134
Adjusted condo gross profit	100	211,133
Interest income (expense), net	(34,976)	(139,577)
Less MPC Interest (income) expense, net (a)	(16,786)	(60,473)
Cash G&A	(19,685)	(82,648)
Adjusted Operating Cash Flow Performance Measure	$63,483	$534,576
(a)Represents interest income for the MPC segment, which is included in MPC EBT.

A reconciliation of Net income (loss) from continuing operations attributable to common stockholders to Adjusted Operating Cash Flow is presented in the table below:

	Three Months Ended March 31, 2025		Year Ended December 31, 2024
thousands except per share amounts		(per diluted share)		(per diluted share)
Net income (loss) from continuing operations attributable to common stockholders	$10,533	$0.21	$285,926	$5.73

Adjustments to reconcile to Adjusted Operating Cash Flow Performance Measure:

Corporate Adjustments
Net (income) loss attributable to noncontrolling interests	305		(711)
Income tax expense (benefit)	3,436		80,184
Non-cash stock compensation expense	2,751		9,104
(Gain) loss on sale of MUD receivables	—		48,651
Other Corporate Items	5,435		17,236
Total	11,927	0.24	154,464	3.09

Operating Assets Adjustments
Depreciation and amortization	43,123		169,040
Equity in (earnings) losses from unconsolidated ventures	(4,643)		(5,819)
(Gain) loss on sale or disposal of real estate and other assets, net	(9,979)		(22,907)
(Gain) loss on extinguishment of debt	—		465
Impact of straight-line rent	(1,160)		(4,770)
Other	189		(306)
Company's share of NOI from unconsolidated ventures	7,548		11,552
Total	35,078	0.70	147,255	2.95

Strategic Developments Adjustments
Rental revenue	(59)		(459)
Other land, rental, and property revenues	(453)		(4,321)
Operating costs	3,576		17,670
Rental property real estate taxes	548		2,480
Depreciation and amortization	1,158		7,255
Other (income) loss, net	1,262		(90,534)
Equity in (earnings) losses from unconsolidated ventures	(87)		(251)
Waiea settlement and remediation costs	—		15,091
Total	5,945	0.12	(53,069)	(1.06)

Adjusted Operating Cash Flow Performance Measure	$63,483	$1.27	$534,576	$10.71